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PRICING SUPPLEMENT NO. 1, DATED: April 23, 2002                            RULE 424(b)(2)
to Prospectus Supplement Dated November 28, 2001     REGISTRATION STATEMENT NO. 333-73380
to Prospectus Dated November 28, 2001



                                     KEYCORP


                                   $90,000,000

                   [X] SENIOR MEDIUM-TERM NOTES, SERIES G
                   [ ] SUBORDINATED MEDIUM-TERM NOTES, SERIES F


[X]   Floating Rate Notes                         [ ]  ___% Fixed Rate Notes
[X]   Book-Entry Notes                            [ ]  Certificated Notes


Original Issue Date: April 26, 2002
Maturity Date: April 26, 2005
Issue Price: 99.91%
Paying Agent: Deutsche Bank Trust Company Americas
Authenticating Agent: Deutsche Bank Trust Company Americas


OPTION TO ELECT REDEMPTION:      [ ] Yes    [X] No      OPTION TO EXTEND MATURITY:            [ ] Yes [X] No
Redemption Date(s):                                     Extended Maturity Dates:
Initial Redemption Percentage:                          Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

OPTION TO ELECT REPAYMENT:       [ ] Yes    [X] No      SPECIFIED CURRENCY (NOT U.S. DOLLARS):[ ] Yes  [X] No
Repayment Date(s):                                      Authorized Denominations:
Repayment Price(s):                                     Exchange Rate Agency:

Repurchase Price (if any):  N/A                         Optional Interest Rate Reset:         [ ] Yes  [X] No
Amortization Schedule (if any):  N/A                    Optional Interest Rate Reset Dates:   [ ] Yes  [X] No
Sinking Fund Defeasance:         [ ] Yes    [X] No      Optional Extension of Maturity:       [ ] Yes  [X] No
                                                        Length of Extension Period:           [ ] Yes  [X] No
Minimum Denominations:           [X]$1,000 [ ] Other:


                              FIXED RATE NOTES ONLY

Interest Computation Period:

Interest Payment Dates:

Regular Record Dates if other than June 15 and December 15:
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                            FLOATING RATE NOTES ONLY

                                   BASE RATE:
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[ ]    CD Rate                       [ ]   Treasury Rate
[ ]    Commercial Paper Rate         [ ]   CMT Rate
[ ]    Federal Funds Rate            [ ]   11th District Cost of Funds Rate
[X]    LIBOR                         [ ]   Other (specify):
[ ]    Prime Rate

 Initial Interest Rate: 3 month LIBOR on April 24,     Interest Determination Date: Two London business days prior
      2002 + 42 basis points                                to the reset date

 Index Maturity: 3 month LIBOR                         Interest Reset Period: Quarterly

 Spread (Plus or minus): +42 basis points              Interest Reset Dates: Quarterly on the 26th day of each of
                                                            July, October, January and April

 Maximum Interest Rate: N/A                            Interest Payment Dates: Quarterly on the 26th day of each of
                                                            July, October, January and April, commencing on July 26,
                                                            2002

 Minimum Interest Rate: N/A                            Calculation Date: N/A

 Total Amount of OID: N/A                              Calculation Agent: KeyBank National Association

 Yield to Maturity: N/A                                Spread Multiplier: N/A

 Initial Accrual Period OID                            Telerate Page: 3750
    and Designated Method: N/A
                                                       Other Terms (if any):


AGENT:  [ ] Salomon Smith Barney Inc.                  Agent's Discount or Commission: .09% ($81,000)
        [ ] Banc of America Securities LLC             Trade Date: April 23, 2002
        [ ] Credit Suisse First Boston Corporation     Proceeds to KeyCorp: $89,919,000
        [X] Deutsche Bank Securities Inc.
        [ ] Goldman, Sachs & Co.
        [ ] HSBC Securities (USA), Inc.
        [ ] J.P. Morgan Securities Inc.
        [ ] Lehman Brothers Inc.
        [ ] McDonald Investments Inc.
        [ ] Morgan Stanley & Co. Incorporated
        [ ] Other _________________________

[ ]  Acting as Agent       Agent is acting as Agent for the sale of Notes by
                           KeyCorp at a price of  % of the principal amount

[X]  Acting as Principal   [X] Agent is purchasing Notes from KeyCorp as
                               Principal for resale to investors and other purchasers at:

                                [ ] a fixed public offering price of % of the
                                    Principal amount

                                    [X] varying prices related to prevailing
                                        market prices at the time of resale to
                                        be determined by such Agent

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